Exhibit 99.1

Lakeland Industries Announces a Definitive Agreement to Exit From Brazil

RONKONKOMA, NY – June 25, 2015 -- Lakeland Industries, Inc. (the “Company“) (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced that it has signed a definitive agreement to exit its Brazilian operations through a transfer of shares of its wholly-owned Brazilian subsidiary (“Lakeland Brazil”) to a company owned by a current manager of the subsidiary. The shares transfer and related details to finalize the Company’s exit from Brazil are expected to be completed on or around July 31, 2015.

In exchange for receiving the shares entitling full ownership of Lakeland Brazil, the new owner will assume all liabilities and obligations of Lakeland Brazil, whether arising prior to, on or after the closing date of the shares transfer. In contemplation of the shares transfer, the Company has provided US $717,000 to Lakeland Brazil in the form of a capital raise and has agreed to provide an additional approximate US $508,000 through September 1, 2015 to support certain operational costs of Lakeland Brazil. In addition, the Company has agreed to provide partial funding in respect of certain labor court case reimbursements over the next two years. The Company believes the transfer of Lakeland Brazil and its commitment to contingency coverage relating to labor court claims over the next two years will be more than offset by the anticipated U.S. tax benefit of approximately US $9.5 million to be gained through a worthless stock deduction for Brazil that the Company will claim. The closing of the transaction announced today is subject to several conditions precedent, including the transfer by Lakeland Brazil of its Brazilian land ownership to the Company. The Company’s exposure to certain liabilities arising in connection with the prior operations of Lakeland Brazil and the Company’s claiming of the tax deduction is more fully disclosed in the Company’s filings with the Securities and Exchange Commission (Form 8-K). While management is still analyzing the transaction management believes there will not be a material adverse change to stockholders equity as a result of recording this transaction.

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, commented, “The agreement announced today represents a significant milestone in the Company’s strategy to exit from Brazil. For nearly three years we have expended considerable resources in terms of personnel and time working toward reducing or eliminating Lakeland Brazil’s negative contributions to our consolidated results while working on this exit strategy. We are very pleased to have arrived at this point of our strategic efforts in a position to unlock a seemingly unrecognized value in the form of a tax benefit while significantly removing risks and uncertainties. As we have stated, our exit from Brazil will enable us to focus on improving our growth, profitability and cash flow generation in other markets and areas of the business which hold greater promise for Lakeland.”

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.